UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) April 1, 2009
NOVAVAX, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-26770	22-2816046
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

9920 Belward Campus Drive Rockville, Maryland		20850
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (240) 268-2000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective April 1, 2009, the Board of Directors of Novavax, Inc. (“Novavax” or the “Company”) increased the size of the board to eight directors and elected Dr. Rajiv I. Modi, managing director of Cadila, as a Class I director. Dr. Modi was elected to the board pursuant to the Stock Purchase Agreement dated March 31, 2009 between Novavax and Satellite Overseas (Holdings) Limited (“SOHL”), a subsidiary of Cadila Pharmaceuticals Ltd., a company incorporated under the laws of India (“Cadila”), which requires that, for so long as SOHL owns 5% of the Company’s Common Stock, SOHL may designate one member of the Company’s board of directors.
On March 31, 2009, Novavax entered into several material agreements with Cadila, CPL Biologicals Limited, the joint venture formed by the Company and Cadila, 80% of which will be owned by Cadila (the “JV”) and with SOHL, a subsidiary of Cadila. Dr. Modi serves as managing director of Cadila and his family has a substantial ownership interest in Cadila and therefore he has an indirect material interest in these material agreements further described below.
Pursuant to the Joint Venture Agreement between the Company and Cadila (the “JVA”), the JV will develop and commercialize the Company’s seasonal influenza virus-like-particle (VLP)-based vaccine candidate and Cadila’s therapeutic vaccine candidates against cancer as well as its adjuvants, biogeneric products and other diagnostic products for the territory of India. Novavax will also contribute to the JV technology for the development of several other VLP vaccine candidates against diseases of public health concern in the territory, such as hepatitis E and chikungunya fever. Cadila will contribute approximately $8 million over three years to support the JV’s operations. The JV will be responsible for clinical testing and registration of products that will be marketed and sold in India. The JV must obtain approval from India’s Foreign Investment Promotion Board (the “FIPB”) prior to issuing shares to Novavax.
Also on March 31, 2009, Novavax entered into a Stock Purchase Agreement (the “SPA”) with SOHL, pursuant to which SOHL agreed to purchase 12.5 million shares of Company common stock, par value $0.01 (the “Common Stock”) at $0.88 per share. Novavax delivered the shares of Common Stock on April 1, 2009. The Company raised gross proceeds of $11 million in the offering. The net proceeds to the Company from the sale of the Common Stock, after deducting estimated offering expenses payable by the Company, is approximately $10.65 million.
The SPA provides that, as long as SOHL owns more than 5% of the Company’s then-outstanding Common Stock, SOHL may purchase a pro-rata portion of any Company Common Stock sale or issuance. In connection with the offering, the Company also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with SOHL on March 31, 2009. The Registration Rights Agreement provides that SOHL has resale registration rights for the shares purchased pursuant to the SPA. SOHL is entitled to one demand registration right for each three year period and the Company and SOHL will split the costs associated with each demand registration, provided however that SOHL’s share of the expenses cannot exceed $20,000 for each requested registration statement.
Finally, on March 31, 2009, Novavax and Cadila entered into a Master Services Agreement (the “Master Services Agreement”) pursuant to which Novavax may request services from Cadila in the areas of biologics research, preclinical development, clinical development, process development, manufacturing scale up, and general manufacturing related services in India. If, at the third anniversary of the Master Services Agreement, the amount of services provided by Cadila is less than $7.5 million, Novavax will pay Cadila a portion of the shortfall. Novavax will have to pay Cadila the portion of the shortfall amount that is equal to $2.0 million and 50% of the portion of the shortfall amount that exceeds $2.0 million. When calculating the shortfall, the amount of services provided by Cadila includes amounts that have been paid under all project plans, the amounts that will be paid under ongoing executed project plans and amounts for services that had been offered to Cadila, that Cadila was capable of performing, but exercised its right not to accept such project.
The aggregate dollar value of the these agreements above is approximately $11 million for the Stock Purchase Agreement, $7.5 million for the Master Services Agreement, and $8 million for the Joint Venture Agreement.
Item 7.01. Regulation FD Disclosure.
On April 1, 2009, the Company issued a press release announcing that it has closed the sale of 12.5 million shares of Common Stock to SOHL.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits

Exhibits	Description
99.1	Press release issued by Novavax, Inc., dated April 1, 2009

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized

Novavax, Inc. (Registrant)
April 2, 2009	By:	/s/ Rahul Singhvi
		Name:	Rahul Singhvi
		Title:	President and CEO